Exhibit 10.4

MDU Resources Group, Inc.
2016 Performance Share Award Opportunity Chart

		Threshold		Target		Maximum
Name	Title	Shares (#)	Dividend Equivalents ($)	Shares (#)	Dividend Equivalents ($)	Shares (#)	Dividend Equivalents ($)
David L. Goodin	President and Chief Executive Officer of the Company	19,753	44,444	98,764	222,219	197,528	444,438
Doran N. Schwartz	Vice President and Chief Financial Officer of the Company	3,977	8,948	19,883	44,737	39,766	89,474
David C. Barney	President and Chief Executive Officer of construction materials and contracting segment	3,784	8,514	18,920	42,570	37,840	85,140
Jeffrey S. Thiede	President and Chief Executive Officer of construction services segment	3,953	8,894	19,767	44,476	39,534	88,952
Patrick O'Bryan	President and Chief Executive Officer of E&P segment	—	—	—	—	—	—
Steven L. Bietz	Former President and Chief Executive Officer of pipeline and energy services segment	—	—	—	—	—	—